Exhibit 10.8

SENDGRID, INC.

SENIOR EXECUTIVE CASH INCENTIVE BONUS PLAN

1.                                      Purpose.  This Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of SendGrid, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below).

2.                                      Covered Executives.  From time to time, the Board (as defined below) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3.                                      Administration.  The Plan shall be administered by the Board of Directors of the Company (the “Board”) or, at the discretion of the Board, such administrative authority may be delegated to the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).  All references herein to the “Board” shall be deemed to refer to the group then responsible for administration of the Incentive Plan at the relevant time (i.e., either the Board or the Compensation Committee, as applicable).  The Board shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4.                                      Bonus Determinations.

(a)                                 Performance Goals. A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of one or more Performance Goals approved by the Board.  As used herein, the term “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Board, in its sole discretion, to be applicable to a Covered Executive.  The Performance Goals may differ from Covered Executive to Covered Executive.

(b)                                 Calculation of Performance Goals. At the beginning of each applicable performance period, the Board will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Covered Executive. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology determined by the Board.

(c)                                  Bonus Requirements; Individual Goals. Except as otherwise set forth in this Section 4(c):

(i)                                     any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance criteria relating to the Performance Goals,

(ii)                                  bonus formulas for Covered Executives shall be adopted in each performance period by the Board and communicated to each Covered Executive at the beginning of each performance period, and

(iii)                               no bonuses shall be paid to Covered Executives unless and until the Board makes a determination with respect to the attainment of the performance criteria to the Performance Goals. Notwithstanding the foregoing, the Board may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Board may in its discretion determine.

(d)                                 Individual Bonuses. The Board shall establish a bonus opportunity for each Covered Executive for each performance period. For each Covered Executive, the Board shall have the authority to apportion the award so that a portion of the award shall be tied to attainment of Performance Goals and a portion of the award shall be tied to attainment of individual performance objectives.

(e)                                  Employment Requirement. Unless otherwise expressly provided in a written agreement between the Covered Executive and the Company, the payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s continued employment by the Company through the end of the performance period. If a Covered Executive was not employed for an entire performance period, the Board may pro-rate the bonus based on the number of days employed during such performance period.

5.                                      Timing of Payment

(a)                                 With respect to Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Performance Goals will be measured at the end of each performance period after the Company’s financial reports with respect to such period(s) have been published. If the Performance Goals and/or individual goals for such period are met, payments will be made as soon as practicable following the end of such period, but not later 74 days after the end of the fiscal year in which such performance period ends.

(b)                                 With respect to Performance Goals established and measured on an annual or multi-year basis, Performance Goals will be measured as of the end of each such performance period (e.g., the end of each fiscal year) after the Company’s financial reports with respect to such period(s) have been published. If the Performance Goals and/or individual goals for any such period are met, bonus payments will be made as soon as practicable, but not later than 74 days after the end of the relevant fiscal year.

(c)                                  For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than 74 days after the last day of such fiscal year.

6.                                      No Guarantee of Employment.  The Incentive Plan is intended to provide a financial incentive to Covered Executives and is not intended to confer any rights to continued employment upon Covered Executives whose employment will remain at-will and subject to termination by either the Company or Covered Executive at any time, with or without cause or notice.

7.                                      Recovery.  Any amounts paid under this Incentive Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company.

8.                                      Amendment and Termination.  The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.